Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	Leigh Ann Williams	Matt Beasley
	(405) 553-6947	(405) 558-4600

Enable Midstream Announces First Quarter 2021 Financial and Operating Results

•Achieved higher net income attributable to limited partners, Adjusted EBITDA and distributable cash flow (DCF) for first quarter 2021 compared to first quarter 2020 due to higher commodity prices, asset optimization and increased billings related to Winter Storm Uri
•Fully funded the partnership’s capital program and distributions for first quarter 2021 while reducing total debt levels
•Contracted or extended over 250,000 dekatherms per day (Dth/d) of transportation capacity during first quarter 2021
•Locked in favorable pipe pricing for the Gulf Run Pipeline project relative to market through strategic sourcing efforts

OKLAHOMA CITY (May 3, 2021) - Enable Midstream Partners, LP (NYSE: ENBL) today announced financial and operating results for first quarter 2021.

Net income attributable to limited partners was $164 million for first quarter 2021, an increase of $52 million compared to $112 million of net income for first quarter 2020. Net income attributable to common units was $155 million for first quarter 2021, an increase of $52 million compared to $103 million of net income for first quarter 2020. Net cash provided by operating activities was $223 million for first quarter 2021, an increase of $23 million compared to $200 million for first quarter 2020. Adjusted EBITDA was $328 million for first quarter 2021, an increase of $42 million compared to $286 million for first quarter 2020. DCF was $261 million for first quarter 2021, an increase of $47 million compared to $214 million for first quarter 2020.

For first quarter 2021, DCF exceeded declared distributions to common unitholders by $189 million, resulting in a distribution coverage ratio of 3.63x.

Enable uses derivatives to manage commodity price risk, and the gain or loss associated with these derivatives is recognized in earnings. Enable’s net income attributable to limited partners and net income attributable to common units for first quarter 2021 included a $14 million loss on commodity derivative activity, compared to a $20 million gain on commodity derivative activity for first quarter 2020, resulting in a decrease in net income of $34 million. The decrease of $34 million is comprised of a decrease related to the change in fair value of commodity derivatives of $20 million and a decrease in realized gain on commodity derivatives of $14 million.

Exhibit 99.1

For additional information regarding the non-GAAP financial measures Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio, please see “Non-GAAP Financial Measures.”

MANAGEMENT PERSPECTIVE

“Our first quarter results highlight the strength of Enable’s fully integrated midstream platform, which is a vital link between sources of production and downstream markets,” said Rod Sailor, president and CEO. “This was demonstrated during Winter Storm Uri when Enable employees worked with producers and end-users to ensure that natural gas supply continued to serve demand in critical areas.

“Looking to the future, Enable continues to be well-positioned to benefit from improving commodity prices and the pending merger with Energy Transfer. Teams from both companies are currently working hard to plan for a seamless integration.”

BUSINESS HIGHLIGHTS

While Enable experienced production curtailments during first quarter 2021 due to Winter Storm Uri, substantially all production impacted by the storm is back online, and average daily March natural gas gathered volumes were approximately 4% higher than the average daily natural gas gathered volumes for first quarter 2021. As of April 26, 2021, there were 10 rigs across Enable’s footprint that were drilling wells expected to be connected to Enable’s gathering systems. Four of those rigs were in the Anadarko Basin, five were in the Ark-La-Tex Basin and one was in the Williston Basin. Producers have an inventory of drilled but uncompleted wells (DUCs) behind Enable’s gathering systems with 88 DUCs in the Anadarko Basin, 11 DUCs in the Ark-La-Tex Basin and 82 DUCs in the Williston Basin. These 181 DUCs provide an inventory of wells producers can complete without investing drilling capital.

In the transportation and storage segment, Enable contracted or extended over 250,000 Dth/d of firm transportation capacity in first quarter 2021 at a volume-weighted average contract life of over four years. Backed by a firm, five-year commitment, Enable Gas Transmission, LLC’s MASS project was placed into service April 1, 2021. The project transports natural gas from the Anadarko and Arkoma Basins to delivery points with access to emerging Gulf Coast markets and growing demand markets in the Southeast.

Enable continues to advance its Gulf Run Pipeline project, a project designed to move U.S. natural gas supplies from northern Louisiana to the Gulf Coast. The planned 42” pipeline scope provides for approximately 1.7 billion cubic feet per day (Bcf/d) of capacity, allowing for contracting upside potential beyond the cornerstone shipper’s 1.1 Bcf/d commitment. As a result of strategic sourcing efforts, pipe pricing for the project has been locked in at favorable levels relative to market, and the cost for the project is currently estimated at approximately $540 million. The contractor bidding process is expected to begin in the second quarter of 2021, and the project is anticipated to be placed into service in late 2022, subject to FERC approval.

Exhibit 99.1
ENERGY TRANSFER TRANSACTION UPDATE

On April 7, 2021, the Securities and Exchange Commission declared effective the Form S-4 registration statement filed in connection with Energy Transfer LP’s (NYSE: ET) merger with Enable. CenterPoint Energy, Inc. and OGE Energy Corp. collectively own approximately 79% of Enable’s outstanding common units and have each delivered written consents to approve the merger. While the consents of CenterPoint Energy, Inc. and OGE Energy Corp. are sufficient to approve the transaction, all unitholders as of the record date have the opportunity to return written consents before the consent deadline.

Enable and Energy Transfer have been working together to plan for a successful merger of the two companies. The transaction is expected to close in mid-2021, subject to the satisfaction of customary closing conditions, including Hart-Scott-Rodino Act clearance.

QUARTERLY DISTRIBUTIONS

As previously announced, on April 27, 2021, the board of directors of Enable’s general partner declared a quarterly cash distribution of $0.16525 per unit on all outstanding common units for the quarter ended March 31, 2021. The distribution is unchanged from the previous quarter and represents Enable’s 28th consecutive quarterly distribution since the partnership’s initial public offering in April 2014. The quarterly cash distribution of $0.16525 per unit on all outstanding common units will be paid May 25, 2021, to unitholders of record at the close of business May 13, 2021.

As also previously announced, the board declared a quarterly cash distribution of $0.5873 per unit on all outstanding Series A Preferred Units for the quarter ended March 31, 2021. On Feb. 18, 2021, the Series A Preferred Units converted from a fixed annual rate of 10% to a floating rate, with the holders receiving a quarterly cash distribution based on a percentage of the stated liquidation preference equal to the sum of a three-month LIBOR rate plus 8.5%, which was 8.7375% for the relevant days in the three months ended March 31, 2021. The quarterly cash distribution of $0.5873 per unit on all outstanding Series A Preferred Units will be paid May 14, 2021, to unitholders of record at the close of business April 26, 2021.

KEY OPERATING STATISTICS

Natural gas gathered volumes were 4.09 trillion British thermal units per day (TBtu/d) for first quarter 2021, a decrease of 10% compared to 4.52 TBtu/d for first quarter 2020. The decrease was primarily a result of lower production activity and weather-related impacts from Winter Storm Uri.

Natural gas processed volumes were 2.06 TBtu/d for first quarter 2021, a decrease of 16% compared to 2.44 TBtu/d for first quarter 2020. The decrease was due to lower processed volumes across all basins.

Crude oil and condensate gathered volumes were 113.79 thousand barrels per day (MBbl/d) for first quarter 2021, a decrease of 19% compared to 141.25 MBbl/d for first quarter 2020. The decrease was primarily due to a decrease in crude oil and condensate gathered volumes in the Anadarko Basin, partially offset by an increase in crude oil gathered volumes in the Williston Basin.

Exhibit 99.1
Transported natural gas volumes were 6.10 TBtu/d for first quarter 2021, a decrease of 7% compared to 6.56 TBtu/d for first quarter 2020. The decrease was primarily due to decreased production in the Anadarko Basin, which contributed to lower utilization of Enable’s interstate and intrastate pipelines.

Interstate transportation firm contracted capacity was 6.52 Bcf/d for first quarter 2021, an increase of 1% compared to 6.48 Bcf/d for first quarter 2020.

Intrastate transportation average deliveries were 1.65 TBtu/d for first quarter 2021, a decrease of 20% compared to 2.07 TBtu/d for first quarter 2020. The decrease was primarily due to decreased production activity in the Anadarko Basin and weather-related impacts from Winter Storm Uri.

FIRST QUARTER FINANCIAL PERFORMANCE

Revenues were $970 million for first quarter 2021, an increase of $322 million compared to $648 million for first quarter 2020. Revenues are net of $136 million of intercompany eliminations for first quarter 2021 and $63 million of intercompany eliminations for first quarter 2020.

Gathering and processing segment revenues were $624 million for first quarter 2021, an increase of $147 million compared to $477 million for first quarter 2020. The increase in gathering and processing segment revenues was primarily due to:
•an increase in revenues from natural gas liquids (NGL) sales primarily due to an increase in the average realized sales price from higher average market prices for NGL products combined with higher recoveries of ethane, partially offset by lower processed volumes,
•an increase in revenues from natural gas sales due to higher average sales prices and
•an increase in processing service revenues due to higher consideration received from percent-of-proceeds, percent-of-liquids and keep-whole processing arrangements due to higher average market prices, partially offset by lower processed volumes under fee-based arrangements.

These increases were partially offset by:
•a decrease in changes in the fair value of natural gas, condensate and NGL derivatives,
•an increase in realized losses on natural gas, condensate and NGL derivatives,
•a decrease in natural gas gathering revenues due to lower gathered volumes, inclusive of volume curtailments and production freeze-offs related to Winter Storm Uri, partially offset by higher assessed producer imbalance penalties and
•a decrease in crude oil, condensate and produced water gathering revenues primarily due to a decrease in gathered crude oil and condensate volumes in the Anadarko Basin, partially offset by an increase in gathered crude oil volumes in the Williston Basin.

Transportation and storage segment revenues were $482 million for first quarter 2021, an increase of $248 million compared to $234 million for first quarter 2020. The increase in transportation and storage segment revenues was primarily due to:
•an increase in revenues from natural gas sales primarily due to higher average sales prices,
•an increase in volume-dependent transportation and storage revenues due to an increase in assessed shipper imbalance penalties, partially offset by lower off-system intrastate transported volumes due to decreased production activity in the Anadarko Basin, inclusive of disruptions in natural gas supply associated with

Exhibit 99.1
Winter Storm Uri and the recognition in 2020 of $1 million of revenue upon the settlement of the Enable Mississippi River Transmission, LLC (MRT) rate case with no comparable item in 2021 and
•an increase in revenues from NGL sales due to higher average sales prices, partially offset by lower volumes.

These increases were partially offset by:
•a decrease in firm transportation and storage services due to the recognition in 2020 of $16 million of previously reserved revenue upon the settlement of the MRT rate case with no comparable item in 2021, partially offset by higher interstate contracted capacity and
•a decrease in changes in the fair value of natural gas derivatives.

Gross margin was $451 million for first quarter 2021, an increase of $29 million compared to $422 million for first quarter 2020.

Gathering and processing segment gross margin was $226 million for first quarter 2021, a decrease of $40 million compared to $266 million for first quarter 2020. The decrease in gathering and processing segment gross margin was primarily due to:
•a decrease in changes in the fair value of natural gas, condensate and NGL derivatives,
•an increase in realized losses on natural gas, condensate and NGL derivatives,
•a decrease in revenues from natural gas sales due to higher intra month natural gas purchase costs during Winter Storm Uri,
•a decrease in natural gas gathering fees due to lower gathered volumes, inclusive of volume curtailments and production freeze-offs related to Winter Storm Uri, partially offset by higher assessed producer imbalance penalties and
•a decrease in crude oil, condensate and produced water gathering revenues primarily due to a decrease in gathered crude oil and condensate volumes in the Anadarko Basin, partially offset by an increase in gathered crude oil volumes in the Williston Basin.

These decreases were partially offset by:
•an increase in revenues from NGL sales primarily due to an increase in the average realized sales price from higher average market prices for NGL products combined with higher recoveries of ethane, partially offset by lower processed volumes and
•an increase in processing service revenues due to higher consideration received from percent-of-proceeds, percent-of-liquids and keep-whole processing arrangements due to higher average market prices, partially offset by lower processed volumes under fee-based arrangements.

Transportation and storage segment gross margin was $225 million for first quarter 2021, an increase of $69 million compared to $156 million for first quarter 2020. The increase in transportation and storage segment gross margin was primarily due to:
•an increase in system management activities primarily due to higher average natural gas sales prices,
•an increase in volume-dependent transportation and storage revenues due to an increase in assessed shipper imbalance penalties, partially offset by lower off-system intrastate transported volumes due to decreased production activity in the Anadarko Basin, inclusive of disruptions in natural gas supply associated with Winter Storm Uri, and the recognition in 2020 of $1 million of revenue upon the settlement of the MRT rate case with no comparable item in 2021 and
•a reduction in lower of cost or net realizable value adjustments related to natural gas storage inventories.

Exhibit 99.1

These increases were partially offset by:
•a decrease in firm transportation and storage services due to the recognition in 2020 of $16 million of previously reserved revenue upon the settlement of the MRT rate case with no comparable item in 2021, partially offset by higher interstate contracted capacity and
•a decrease in changes in the fair value of natural gas derivatives.

Operation and maintenance and general and administrative expenses were $121 million for first quarter 2021, a decrease of $5 million compared to $126 million for first quarter 2020. The decrease in operation and maintenance and general and administrative expenses was primarily due to a decrease in payroll-related costs as a result of lower headcount, a decrease in field equipment rentals, a decrease in operation and maintenance outside services and a decrease due to insurance proceeds partially offset by remediation costs associated with our Williston Basin operations. These decreases were partially offset by an increase in professional services primarily due to transaction costs related to the pending merger with Energy Transfer, an increase in the allowance for doubtful accounts and an increase due to lower capitalized overhead costs.

Depreciation and amortization expense was $106 million for first quarter 2021, an increase of $2 million compared to $104 million for first quarter 2020. The increase in depreciation and amortization expense was primarily due to revised estimates of remaining useful lives for certain assets.

There were no impairments of property, plant and equipment and goodwill for first quarter 2021, compared to $28 million of impairments for first quarter 2020.

Interest expense was $42 million for first quarter 2021, a decrease of $5 million compared to $47 million for first quarter 2020. The decrease was primarily due to lower debt levels and lower interest rates on short-term borrowings.

Capital expenditures were $80 million for first quarter 2021, compared to $54 million for first quarter 2020. Expansion capital expenditures were $64 million for first quarter 2021, compared to $38 million for first quarter 2020. Maintenance capital expenditures were $16 million for first quarter 2021, compared to $16 million for first quarter 2020.

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing first quarter results is scheduled today at 10 a.m. EDT (9 a.m. CDT). The toll-free dial-in number to access the conference call is 833-968-1938, and the international dial-in number is 778-560-2726. The conference call ID is 4373909. Investors may also listen to the call via Enable’s website at https://investors.enablemidstream.com. A replay of the conference call will be available on Enable’s website.

Exhibit 99.1
AVAILABLE INFORMATION

Enable files annual, quarterly and other reports and other information with the U.S. Securities and Exchange Commission (SEC). Enable’s SEC filings are also available at the SEC’s website at https://www.sec.gov which contains information regarding issuers that file electronically with the SEC. Information about Enable may also be obtained at the offices of the NYSE, 20 Broad Street, New York, New York 10005, or on Enable’s website at https://enablemidstream.com. On the Investor Relations section of Enable’s website, https://investors.enablemidstream.com, Enable makes available free of charge a variety of information to investors. Enable’s goal is to maintain the Investor Relations section of its website as a portal through which investors can easily find or navigate to pertinent information about Enable, including but not limited to:
•Enable’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after Enable electronically files that material with or furnishes it to the SEC;
•press releases on quarterly distributions, quarterly earnings and other developments;
•governance information, including Enable’s governance guidelines, committee charters and code of ethics and business conduct;
•information on events and presentations, including an archive of available calls, webcasts and presentations;
•news and other announcements that Enable may post from time to time that investors may find useful or interesting; and
•opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.

ABOUT ENABLE MIDSTREAM PARTNERS

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include approximately 14,000 miles of natural gas, crude oil, condensate and produced water gathering pipelines, approximately 2.6 Bcf/d of natural gas processing capacity, approximately 7,800 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50%), approximately 2,200 miles of intrastate pipelines and seven natural gas storage facilities comprising 84.5 billion cubic feet of storage capacity. For more information, visit https://enablemidstream.com.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of Enable’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Enable’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Brokers and nominees, and not Enable, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Exhibit 99.1
NON-GAAP FINANCIAL MEASURES

Enable has included the non-GAAP financial measures Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio in this press release based on information in its consolidated financial statements.
Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio are supplemental financial measures that management and external users of Enable’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:
•Enable’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;
•The ability of Enable’s assets to generate sufficient cash flow to make distributions to its partners;
•Enable’s ability to incur and service debt and fund capital expenditures; and
•The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

This press release includes a reconciliation of Gross margin to total revenues, Adjusted EBITDA and DCF to net income attributable to limited partners, Adjusted EBITDA to net cash provided by operating activities and Adjusted interest expense to interest expense, the most directly comparable GAAP financial measures as applicable, for each of the periods indicated. Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between Enable’s financial operating performance and cash distributions. Enable believes that the presentation of Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio should not be considered as alternatives to net income, operating income, total revenue, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio may be defined differently by other companies in Enable’s industry, its definitions of these measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Exhibit 99.1
FORWARD-LOOKING STATEMENTS

Some of the information in this press release may contain forward-looking statements. Forward-looking statements give our current expectations and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “could,” “will,” “should,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include statements pertaining to our pending merger with Energy Transfer LP and our expectations of plans, strategies, objectives, growth and anticipated financial and operational performance, as updated by this press release. In particular, our statements with respect to continuity plans and preparedness measures we have implemented in response to the novel coronavirus (COVID-19) pandemic and its expected impact on our business, operations, earnings and results are forward-looking statements. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this press release and our Annual Report on Form 10-K for the year ended Dec. 31, 2020 (Annual Report). Those risk factors and other factors noted throughout this press release and in our Annual Report could cause our actual results to differ materially from those disclosed in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements.

Any forward-looking statements speak only as of the date on which such statement is made, and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information or otherwise, except as required by applicable law.

Exhibit 99.1
ENABLE MIDSTREAM PARTNERS, LP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
	2021	2020

	(In millions, except per unit data)
Revenues (including revenues from affiliates):
Product sales	$627	$288
Service revenue	343	360
Total Revenues	970	648
Cost and Expenses (including expenses from affiliates):
Cost of natural gas and natural gas liquids (excluding depreciation and amortization shown separately)	519	226
Operation and maintenance	84	102
General and administrative	37	24
Depreciation and amortization	106	104
Impairments of property, plant and equipment and goodwill	—	28
Taxes other than income tax	18	18
Total Cost and Expenses	764	502
Operating Income	206	146
Other Income (Expense):
Interest expense	(42)	(47)
Equity in earnings of equity method affiliate	1	6
Total Other Expense	(41)	(41)
Income Before Income Tax	165	105
Income tax benefit	—	—
Net Income	$165	$105
Less: Net income (loss) attributable to noncontrolling interest	1	(7)
Net Income Attributable to Limited Partners	$164	$112
Less: Series A Preferred Unit distributions	9	9
Net Income Attributable to Common Units	$155	$103

Basic and diluted earnings per unit
Basic	$0.35	$0.24
Diluted	$0.33	$0.19

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2021	2020

	(In millions)
Reconciliation of Gross margin to Total Revenues:
Consolidated
Product sales	$627	$288
Service revenue	343	360
Total Revenues	970	648
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	519	226
Gross margin	$451	$422

Reportable Segments
Gathering and Processing
Product sales	$428	$275
Service revenue	196	202
Total Revenues	624	477
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	398	211
Gross margin	$226	$266

Transportation and Storage
Product sales	$332	$75
Service revenue	150	159
Total Revenues	482	234
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	257	78
Gross margin	$225	$156

Exhibit 99.1

	Three Months Ended March 31,
	2021	2020

	(In millions, except Distribution coverage ratio)
Reconciliation of Adjusted EBITDA and DCF to net income attributable to limited partners and calculation of Distribution coverage ratio:
Net income attributable to limited partners	$164	$112
Depreciation and amortization expense	106	104
Interest expense, net of interest income	42	47
Distributions received from equity method affiliate in excess of equity earnings	3	4
Non-cash equity-based compensation	4	4
Change in fair value of derivatives (1)	10	(10)
Other non-cash (gains) losses (2)	(1)	5
Impairments of property, plant and equipment and goodwill	—	28
Noncontrolling Interest Share of Adjusted EBITDA	—	(8)
Adjusted EBITDA	$328	$286
Series A Preferred Unit distributions (3)	(9)	(9)
Adjusted interest expense (4)	(42)	(47)
Maintenance capital expenditures	(16)	(16)
DCF	$261	$214

Distributions related to common unitholders (5)	$72	$72

Distribution coverage ratio (6)	3.63	2.97
___________________
(1)Change in fair value of derivatives includes changes in the fair value of derivatives that are not designated as hedging instruments.
(2)Other non-cash (gains) losses includes write-downs and gains and loss on sale and retirement of assets.
(3)This amount represents the quarterly cash distributions on the Series A Preferred Units declared for the three months ended March 31, 2021 and 2020. In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made.
(4)See below for a reconciliation of Adjusted interest expense to Interest expense.
(5)Represents cash distributions declared for common units outstanding as of each respective period. Amounts for 2021 reflect estimated cash distributions for common units outstanding for the quarter ended March 31, 2021.
(6)Distribution coverage ratio is computed by dividing DCF by Distributions related to common unitholders.

Exhibit 99.1

	Three Months Ended March 31,
	2021	2020

	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$223	$200
Interest expense, net of interest income	42	47
Noncontrolling interest share of cash provided by operating activities	(1)	(1)
Other non-cash items (1)	(3)	4
Proceeds from insurance	1	—
Changes in operating working capital which (provided) used cash:
Accounts receivable	34	(60)
Accounts payable	(10)	58
Other, including changes in noncurrent assets and liabilities	29	44
Return of investment in equity method affiliate	3	4
Change in fair value of derivatives (2)	10	(10)
Adjusted EBITDA	$328	$286
____________________
(1)Other non-cash losses includes write-downs of assets.
(2)Change in fair value of derivatives includes changes in the fair value of derivatives that are not designated as hedging instruments.

	Three Months Ended March 31,
	2021	2020

	(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest expense	$42	$47
Amortization of premium on long-term debt	—	1
Capitalized interest on expansion capital	1	—
Amortization of debt expense and discount	(1)	(1)
Adjusted interest expense	$42	$47

Exhibit 99.1
ENABLE MIDSTREAM PARTNERS, LP
OPERATING DATA

	Three Months Ended March 31,
	2021	2020

Operating Data:
Natural gas gathered volumes—TBtu	368	411
Natural gas gathered volumes—TBtu/d	4.09	4.52
Natural gas processed volumes—TBtu (1)	185	222
Natural gas processed volumes—TBtu/d (1)	2.06	2.44
NGLs produced—MBbl/d (1)(2)	118.90	120.86
NGLs sold—MBbl/d (2)(3)	119.86	121.32
Condensate sold—MBbl/d	6.78	8.23
Crude oil and condensate gathered volumes—MBbl/d	113.79	141.25
Transported volumes—TBtu	549	597
Transported volumes—TBtu/d	6.10	6.56
Interstate firm contracted capacity—Bcf/d	6.52	6.48
Intrastate average deliveries—TBtu/d	1.65	2.07
____________________
(1)Includes volumes under third-party processing arrangements.
(2)Excludes condensate.
(3)NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.

	Three Months Ended March 31,
	2021	2020

Anadarko
Gathered volumes—TBtu/d	1.98	2.29
Natural gas processed volumes—TBtu/d (1)	1.80	2.08
NGLs produced—MBbl/d (1)(2)	108.04	106.58
Crude oil and condensate gathered volumes—MBbl/d	81.18	114.48
Arkoma
Gathered volumes—TBtu/d	0.39	0.44
Natural gas processed volumes—TBtu/d (1)	0.06	0.08
NGLs produced—MBbl/d (1)(2)	3.49	3.90
Ark-La-Tex
Gathered volumes—TBtu/d	1.72	1.79
Natural gas processed volumes—TBtu/d	0.20	0.28
NGLs produced—MBbl/d (2)	7.37	10.38
Williston
Crude oil gathered volumes—MBbl/d	32.61	26.77
__________________
(1)Includes volumes under third-party processing arrangements.
(2)Excludes condensate.